Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2019 Results

- Net Revenue Growth of 5.5% in First Quarter 2019
- Organic aggregates volumes increased 6.6%
- Organic aggregates price increased 6.3%
- Reaffirmed 2019 Adjusted EBITDA Guidance Range For The Full-Year 2019 at $430 - $470 million

DENVER, CO. - (May 8, 2019) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2019.
For the three months ended March 30, 2019, the Company reported net loss attributable to Summit Inc. of $(68.8) million, or $(0.62) per basic share, compared to net loss attributable to Summit Inc. of $(53.7) million, or $(0.49) per basic share in the comparable prior year period. Summit reported adjusted diluted net loss of $(56.9) million, or $(0.49) per adjusted diluted share as compared to adjusted diluted net loss of $(62.9) million, or $(0.55) per adjusted diluted share in the prior year period.
Summit's net revenue increased 5.5% in the first quarter of 2019 compared to the comparable 2018 period, while net income and earnings per share decreased in 2019 as compared to the comparable 2018 period, primarily due to the $14.6 million loss on debt financing to redeem the 8.5% senior notes in March 2019. Adjusted EBITDA increased to $6.6 million in 2019 as compared to $5.5 million in 2018, as increases in aggregates and asphalt volumes and pricing were achieved. However, Summit noted those increases were offset by higher costs of revenue in its cement segment due to lower production levels during the quarter. Tom Hill, CEO of Summit Materials, stated "We were very pleased to see our organic average sales prices for aggregates increased by 6.3% in the first quarter as compared to a year ago. We continue to believe end market fundamentals remain intact for the construction industry going into 2019." Hill commented, "Cement sales volumes were up slightly in the first quarter of 2019 as compared to 2018 despite challenging weather conditions. However, an extended annual maintenance shutdown and record flooding on the Mississippi River that has continued into the second quarter has negatively impacted our Cement business."
Summit reaffirmed its 2019 full year Adjusted EBITDA guidance. Hill continued, "We are pleased to confirm our previously announced Adjusted EBITDA guidance of approximately $430 million to $470 million for 2019."
“Underlying demand conditions in most of our markets remain favorable and are expected to remain so during the remainder of 2019,” continued Hill. In Summit's public markets, state transportation funding measures in Texas, coupled with steady increases in federal subsidies, are contributing to increased lettings activity. Single family housing starts and permits remain well below peak levels in Summit's major markets.
As previously announced, in February 2019 Summit extended and amended its revolving credit facility which now has maximum availability of $345 million and matures in 2024. Further, in March 2019, Summit retired $250 million of 8.5% senior notes due 2022 by issuing $300 million of 6.5% senior notes due in 2027. Brian Harris, CFO of Summit Materials, stated “We were very pleased with both of those transactions, which increased our overall liquidity position and lowers our cash interest outlays in the future. Further, we are pleased to reaffirm our guidance for 2019 capital expenditures of approximately $160 million to $175 million." As expected, given the seasonal decrease in cash balances, Summit's leverage ratio increased over year-end levels. However, Summit continues to expect increased levels of cash flow generated from operations less capital expenditures in 2019 as compared to 2018, which we expect will allow Summit to reduce its leverage ratio by the end of 2019.

First Quarter 2019 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 30.3% to $87.9 million in the first quarter 2019, when compared to the prior year period. Aggregates adjusted cash gross profit margin improved to 43.2% in the first quarter 2019, compared to 41.5% in the prior year period, as pricing gains exceeded input costs. Organic aggregates sales volumes increased 6.6% in the first quarter 2019, when compared to the prior-year period.  Organic average selling prices on aggregates increased 6.3% in the first quarter 2019 when compared to the prior year period due to improvements in prices within both the West and East segments during the period.

Cement Business: Cement segment net revenues declined 0.7% to $37.3 million in the first quarter 2019, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to 3.1% in the first quarter, compared to 19.5% in the prior-year period, as margins were impacted by lower production levels in 2019. Organic sales volume of cement increased 1.0% in the first quarter, when compared to the prior year period. Organic average selling prices on cement decreased 1.5% in the first quarter, when compared to the prior year period due to changes of the customer mix across our geographies.

Products Business: Net revenues decreased 3.2% to $151.3 million in the first quarter 2019, when compared to the prior year period. Products adjusted cash gross profit margin declined to 13.5% in the first quarter, versus 16.1% in the prior year period, reflecting a 5.7% decrease in organic sales volumes of ready-mix concrete, which adversely impacted productivity and efficiency in the first quarter of 2019. This decrease was only partially offset by an increase in the organic average selling prices of 0.4% above the prior year period.  Organic sales volumes of asphalt increased 20.0% in the first quarter and organic average selling prices increased 5.0% over the same period in 2018.

 First Quarter 2019 | Results By Reporting Segment

Net revenue increased by 5.5% to $306.0 million in the first quarter 2019, versus $289.9 million in the prior year period. The improvement in net revenue was primarily attributable to both organic and acquisition-related contributions in the East and West segments, offset by a decline in the Cement segment. The Company reported operating loss of $(57.7) million in the first quarter 2019, compared to $(51.5) million in the prior year period. Adjusted EBITDA was $6.6 million in the first quarter 2019, compared to $5.5 million in the prior year period.

West Segment: The West Segment reported operating loss of $(11.6) million in the first quarter 2019, compared to $(6.1) million in the prior year period. Adjusted EBITDA decreased to $14.3 million in the first quarter 2019, compared to $16.2 million in the prior year period. The quarterly declines in West Segment operating income and Adjusted EBITDA were primarily attributable to increased labor and materials costs as well as increased depreciation and amortization from acquisitions completed in the last nine months of 2018, partially offset by increases in average selling prices on aggregates and asphalt concrete. Aggregates revenue in the first quarter increased 12.3% over the prior year period as a result of contributions from acquisitions, resulting in a 4.2% increase in organic volumes and a 4.7% increase in organic average sales prices. Ready-mix concrete revenue in the first quarter 2019 decreased 4.3% over the prior year period, primarily due to a 5.4% and 0.5% decrease in organic volumes and organic average sales prices, respectively, which were partially offset by an increase in acquisition related volumes. Asphalt revenue increased by 44.0% in the first quarter 2019 over the prior year period, resulting from a 22.8% and 1.6% increase in volumes and average sales prices, respectively.
East Segment: The East Segment reported operating loss of $(17.3) million in the first quarter 2019, compared to $(20.9) million in the prior year period. Adjusted EBITDA increased to $3.2 million in the first quarter 2019, compared to $(3.2) million in the prior year period. The quarterly improvement in East Segment operating loss and Adjusted EBITDA was mainly attributable to increases in net revenue from our acquisition program, increases in average selling prices of aggregates, ready-mix concrete and asphalt, partially offset by increased labor as well as decreases in ready-mix volumes. Aggregates revenue increased 36.8%, primarily due to increases resulting from our acquisition program as well as a 9.1% and 7.6% increase in organic volumes and average sales prices, respectively. Ready-mix concrete revenue decreased 2.7% as a result of lower sales volumes, partially offset by an increase in organic average sales prices. Asphalt revenue increased 47.3% primarily as a result of a 50.0% increase in organic average sales prices, partially offset by a 5.9% decrease in organic volumes.
Cement Segment: The Cement Segment reported operating loss of $(12.9) million in the first quarter 2019, compared to $(2.8) million in the prior year period primarily due to lower levels of production due to extended plant shutdowns in 2019, which resulted in higher costs of revenue as less production costs were capitalized into inventory.  Adjusted EBITDA declined to $(2.6) million in the first quarter 2019, compared to $3.7 million in the prior year period, as total production in the first three months of 2019 was below production levels in the first three months of 2018. The Company experienced slightly lower organic average selling prices mostly offset by a slight increase in organic sales volumes during first quarter 2019 as compared to the prior year period.

Liquidity and Capital Resources

As of March 30, 2019, the Company had cash on hand of $64.8 million and borrowing capacity under its revolving credit facility of $329.8 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of March 30, 2019, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For the full-year 2019, the Company estimates its Adjusted EBITDA to be in the range of $430 million to $470 million. For the full-year 2019, the Company estimates its capital expenditures to be in the range of $160 million to $175 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784
International Live:                  1-201-689-8560
Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through June 9, 2019:

Domestic Replay:                   1-844-512-2921
International Replay:              1-412-317-6671
Conference ID:                       13690428

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; and

-	potential labor disputes.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended
	March 30,	March 31,
	2019	2018
Revenue:
Product	$271,641	$256,807
Service	34,309	33,109
Net revenue	305,950	289,916
Delivery and subcontract revenue	26,689	24,505
Total revenue	332,639	314,421
Cost of revenue (excluding items shown separately below):
Product	213,726	197,433
Service	26,589	25,923
Net cost of revenue	240,315	223,356
Delivery and subcontract cost	26,689	24,505
Total cost of revenue	267,004	247,861
General and administrative expenses	67,610	69,861
Depreciation, depletion, amortization and accretion	55,388	46,958
Transaction costs	308	1,266
Operating loss	(57,671)	(51,525)
Interest expense	30,105	28,784
Loss on debt financings	14,565	—
Other income, net	(2,803)	(7,655)
Loss from operations before taxes	(99,538)	(72,654)
Income tax benefit	(28,037)	(16,706)
Net loss	(71,501)	(55,948)
Net loss attributable to Summit Holdings (1)	(2,729)	(2,219)
Net loss attributable to Summit Inc.	$(68,772)	$(53,729)
Loss per share of Class A common stock:
Basic	$(0.62)	$(0.49)
Diluted	$(0.62)	$(0.49)
Weighted average shares of Class A common stock:
Basic	111,811,679	110,659,098
Diluted	111,811,679	110,659,098
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	March 30,	December 29,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$64,837	$128,508
Accounts receivable, net	195,411	214,518
Costs and estimated earnings in excess of billings	17,079	18,602
Inventories	214,038	213,851
Other current assets	19,245	16,061
Total current assets	510,610	591,540
Property, plant and equipment, less accumulated depreciation, depletion and amortization (March 30, 2019 - $837,896 and December 29, 2018 - $794,251)	1,799,941	1,780,132
Goodwill	1,195,262	1,192,028
Intangible assets, less accumulated amortization (March 30, 2019 - $8,656 and December 29, 2018 - $8,247)	18,051	18,460
Deferred tax assets, less valuation allowance (March 30, 2019 - $21,859 and December 29, 2018 - $19,366)	253,104	225,397
Operating lease right-of-use assets	34,403	—
Other assets	49,990	50,084
Total assets	$3,861,361	$3,857,641
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$4,765	$6,354
Current portion of acquisition-related liabilities	37,422	34,270
Accounts payable	101,843	107,702
Accrued expenses	96,476	100,491
Current operating lease liabilities	8,098	—
Billings in excess of costs and estimated earnings	10,656	11,840
Total current liabilities	259,260	260,657
Long-term debt	1,855,346	1,807,502
Acquisition-related liabilities	38,908	49,468
Tax receivable agreement liability	309,733	309,674
Noncurrent operating lease liabilities	27,200	—
Other noncurrent liabilities	92,439	88,195
Total liabilities	2,582,886	2,515,496
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 112,067,531 and 111,658,927 shares issued and outstanding as of March 30, 2019 and December 29, 2018, respectively	1,121	1,117
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of March 30, 2019 and December 29, 2018	—	—
Additional paid-in capital	1,200,503	1,194,204
Accumulated earnings	60,967	129,739
Accumulated other comprehensive income	4,265	2,681
Stockholders’ equity	1,266,856	1,327,741
Noncontrolling interest in Summit Holdings	11,619	14,404
Total stockholders’ equity	1,278,475	1,342,145
Total liabilities and stockholders’ equity	$3,861,361	$3,857,641

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Three months ended
	March 30,	March 31,
	2019	2018
Cash flow from operating activities:
Net loss	$(71,501)	$(55,948)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	57,039	45,559
Share-based compensation expense	5,906	8,507
Net gain on asset disposals	(1,735)	(4,077)
Non-cash loss on debt financings	2,850	—
Change in deferred tax asset, net	(28,028)	(17,373)
Other	47	1,579
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	20,118	27,979
Inventories	(705)	(35,248)
Costs and estimated earnings in excess of billings	1,541	(2,678)
Other current assets	(3,447)	(3,202)
Other assets	2,576	747
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	(5,431)	(7,742)
Accrued expenses	(6,963)	(8,660)
Billings in excess of costs and estimated earnings	(1,195)	(1,788)
Tax receivable agreement liability	59	822
Other liabilities	(1,807)	156
Net cash used in operating activities	(30,676)	(51,367)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(2,842)	(113,993)
Purchases of property, plant and equipment	(62,188)	(49,505)
Proceeds from the sale of property, plant and equipment	2,797	7,788
Other	(178)	1,500
Net cash used for investing activities	(62,411)	(154,210)
Cash flow from financing activities:
Proceeds from debt issuances	300,000	—
Debt issuance costs	(5,774)	—
Payments on debt	(256,333)	(3,972)
Payments on acquisition-related liabilities	(8,933)	(8,962)
Distributions from partnership	—	(9)
Proceeds from stock option exercises	766	15,475
Other	(501)	(1,820)
Net cash provided by financing activities	29,225	712
Impact of foreign currency on cash	191	(398)
Net (decrease) increase in cash	(63,671)	(205,263)
Cash and cash equivalents—beginning of period	128,508	383,556
Cash and cash equivalents—end of period	$64,837	$178,293

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Twelve months ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018
Segment Net Revenue:
West	$168,229	$168,944	$1,010,440	$936,962
East	100,415	83,421	634,308	548,790
Cement	37,306	37,551	280,544	297,529
Net Revenue	$305,950	$289,916	$1,925,292	$1,783,281

Line of Business - Net Revenue:
Materials
Aggregates	$87,872	$67,450	$394,246	$319,211
Cement (1)	32,499	33,117	258,258	275,723
Products	151,270	156,240	962,489	886,792
Total Materials and Products	271,641	256,807	1,614,993	1,481,726
Services	34,309	33,109	310,299	301,555
Net Revenue	$305,950	$289,916	$1,925,292	$1,783,281

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$49,890	$39,482	$162,246	$113,429
Cement	31,351	25,788	140,160	131,673
Products	130,855	131,137	763,037	677,406
Total Materials and Products	212,096	196,407	1,065,443	922,508
Services	28,219	26,949	235,551	210,120
Net Cost of Revenue	$240,315	$223,356	$1,300,994	$1,132,628

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$37,982	$27,968	$232,000	$205,782
Cement (3)	1,148	7,329	118,098	144,050
Products	20,415	25,103	199,452	209,386
Total Materials and Products	59,545	60,400	549,550	559,218
Services	6,090	6,160	74,748	91,435
Adjusted Cash Gross Profit	$65,635	$66,560	$624,298	$650,653

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	43.2%	41.5%	58.8%	64.5%
Cement (3)	3.1%	19.5%	42.1%	48.4%
Products	13.5%	16.1%	20.7%	23.6%
Services	17.8%	18.6%	24.1%	30.3%
Total Adjusted Cash Gross Profit Margin	21.5%	23.0%	32.4%	36.5%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended
Total Volume	March 30, 2019	March 31, 2018
Aggregates (tons)	10,207	8,814
Cement (tons)	297	294
Ready-mix concrete (cubic yards)	1,091	1,142
Asphalt (tons)	421	350

	Three months ended
Pricing	March 30, 2019	March 31, 2018
Aggregates (per ton)	$10.62	$9.86
Cement (per ton)	113.31	115.04
Ready-mix concrete (per cubic yards)	107.62	107.08
Asphalt (per ton)	54.62	52.04

Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	15.8%	7.7%
Cement (per ton)	1.0%	(1.5)%
Ready-mix concrete (per cubic yards)	(4.5)%	0.5%
Asphalt (per ton)	20.3%	5.0%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	6.6%	6.3%
Cement (per ton)	1.0%	(1.5)%
Ready-mix concrete (per cubic yards)	(5.7)%	0.4%
Asphalt (per ton)	20.0%	5.0%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended March 30, 2019
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	10,207	$10.62	$108,388	$(20,516)	$87,872
Cement	297	113.31	33,600	(1,101)	32,499
Materials			$141,988	$(21,617)	$120,371
Ready-mix concrete	1,091	107.62	117,428	(108)	117,320
Asphalt	421	54.62	23,009	(43)	22,966
Other Products			65,549	(54,565)	10,984
Products			$205,986	$(54,716)	$151,270

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net loss to Adjusted EBITDA by segment for the three months ended March 30, 2019 and March 31, 2018.

Reconciliation of Net Loss to Adjusted EBITDA	Three months ended March 30, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net loss (1)	$(9,552)	$(18,367)	$(10,568)	$(33,014)	$(71,501)
Interest expense (income) (1)	743	1,008	(2,319)	30,673	30,105
Income tax (benefit) expense	(443)	54	—	(27,648)	(28,037)
Depreciation, depletion and amortization	23,796	19,905	10,154	952	54,807
EBITDA	$14,544	$2,600	$(2,733)	$(29,037)	$(14,626)
Accretion	129	306	146	—	581
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	—	—	—	308	308
Non-cash compensation	—	—	—	5,906	5,906
Other	(375)	336	—	(107)	(146)
Adjusted EBITDA	$14,298	$3,242	$(2,587)	$(8,365)	$6,588
Adjusted EBITDA Margin (1)	8.5%	3.2%	(6.9)%		2.2%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended March 31, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$72	$(21,644)	$(1,097)	$(33,279)	$(55,948)
Interest expense (income)	1,180	606	(1,606)	28,604	28,784
Income tax benefit	(382)	(186)	—	(16,138)	(16,706)
Depreciation, depletion and amortization	22,008	17,512	6,313	710	46,543
EBITDA	$22,878	$(3,712)	$3,610	$(20,103)	$2,673
Accretion	143	215	57	—	415
Transaction costs	(4)	—	—	1,270	1,266
Non-cash compensation	—	—	—	8,507	8,507
Other (2)	(6,844)	294	—	(798)	(7,348)
Adjusted EBITDA	$16,173	$(3,203)	$3,667	$(11,124)	$5,513
Adjusted EBITDA Margin (1)	9.6%	(3.8)%	9.8%		1.9%

_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the three months ended March 31, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded as other income.

The table below reconciles our net loss per share attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended March 30, 2019 and March 31, 2018. The per share amount of the net loss attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	March 30, 2019		March 31, 2018
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net loss attributable to Summit Materials, Inc.	$(68,772)	$(0.60)	$(53,729)	$(0.47)
Adjustments:
Net loss attributable to noncontrolling interest	(2,729)	(0.02)	(2,219)	(0.02)
Adjustment to acquisition deferred liability	—	—	(6,947)	(0.06)
Loss on debt financings	14,565	0.13	—	—
Adjusted diluted net loss	$(56,936)	$(0.49)	$(62,895)	$(0.55)
Weighted-average shares:
Basic Class A common stock	111,811,679		110,659,098
LP Units outstanding	3,426,617		3,649,212
Total equity units	115,238,296		114,308,310

The following table reconciles operating loss to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months ended March 30, 2019 and March 31, 2018.

	Three months ended
	March 30,	March 31,
Reconciliation of Operating Loss to Adjusted Cash Gross Profit	2019	2018
($ in thousands)
Operating loss	$(57,671)	$(51,525)
General and administrative expenses	67,610	69,861
Depreciation, depletion, amortization and accretion	55,388	46,958
Transaction costs	308	1,266
Adjusted Cash Gross Profit (exclusive of items shown separately)	$65,635	$66,560
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	21.5%	23.0%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three months ended March 30, 2019 and March 31, 2018.

	Three months ended
	March 30,	March 31,
($ in thousands)	2019	2018
Net loss	$(71,501)	$(55,948)
Non-cash items	36,079	34,195
Net loss adjusted for non-cash items	(35,422)	(21,753)
Change in working capital accounts	4,746	(29,614)
Net cash used in operating activities	(30,676)	(51,367)
Capital expenditures, net of asset sales	(59,391)	(41,717)
Free cash flow	$(90,067)	$(93,084)

Contact:

Mr. Brian Harris
Executive Vice President and Chief Financial Officer
Summit Materials, Inc.
brian.harris@summit-materials.com